NUMBER

3186

PAR VALUE $ 0.001

SHARES

Webdigs, Inc.

COMMON STOCK

INCORPORATED UNDER THE LAWS OF THE STATE OF DELAWARE

CUSIP 94762T 10 7

SEE REVERSE FOR CERTAIN DEFINITIONS

THIS CERTIFIES THAT

—SPECIMEN—

Is the owner of

Fully Paid and Non-Assessable Shares of Common Stock of Webdigs, Inc. transferable only on the books of the Corporation by the holder hereof in person or by duly authorized attorney upon surrender of this Certificate properly endorsed. This Certificate is not valid unless countersigned and registered by the Transfer Agent and Registrar. **Witness** the facsimile seal of the Corporation and the facsimile signatures of its duly authorized officers.

Countersigned:
Florida Atlantic Stock Transfer, Inc.
7130 Nob Hill Road
Tamarac, FL 33321
Transfer Agent

Dated:

Webdigs, Inc. CORPORATE SEAL DELAWARE

Robert A. Buntz Jr.
Chief Executive Officer

Edward P. Wicker
Chief Financial Officer